   John Hancock    Life Insurance Company                   200 Clarendon Street
                                                              John Hancock Place
                                                     Boston, Massachusetts 02117
                                                                  1-800-521-1234


        PARTICIPANT  JOHN HANCOCK               SUM INSURED AT ISSUE  $100,000

CERTIFICATE NUMBER   50-000-000                  DATE OF ISSUE SEPTEMBER 1, 2000

      DEATH BENEFIT  OPTION A: (See Section 4)

               PLAN  Variable MasterPlan Plus

           GROUP COLI VARIABLE UNIVERSAL LIFE INSURANCE CERTIFICATE

The John Hancock Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this certificate, to pay the Death Benefit to the Beneficiary upon the death of the Participant if such death occurs while the certificate is in full force, and to provide the other benefits, rights, and privileges of the certificate. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Home Office of the Company of due proof of the Participant's death.

The Death Benefit of this certificate will increase or decrease based on the experience of the Separate Accounts. See Sections 4, 6, and 7. This certificate, which includes any Riders which are a part of this certificate on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium.

The Certificate Specifications and the conditions and provisions on this and the following pages are part of this certificate.

The amount or duration of the Death Benefit may be variable or fixed under specified conditions and my increase or decrease.

Signed for the Company at Boston, Massachusetts:

President                                                              Secretary

Group COLI Variable Universal Life Insurance certificate
Flexible Premiums
Death Benefit payable at death of Participant prior to the Maturity Date Not eligible for dividends
Benefits, premiums, and the premium class are shown in the Certificate Specifications Section.

To the extent any benefit, payment, or value under this certificate (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. See Sections 4, 6, and 7.

Right to Cancel--The Certificateholder may surrender this certificate by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Certificateholder of this certificate, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, this certificate shall be deemed void from the beginning. Any premium paid on this certificate will be refunded within 10 days after timely receipt from the Certificateholder of appropriate written notice (including the surrendered certificate, if it has been delivered) exercising the rights described above.

                            Certificate Provisions
     Section

 1.  Certificate Specifications
 2.  Table Of Rates
 3.  Definitions
 4.  Death Benefit
 5.  Payments
 6.  Grace Period
 7.  Account Value
 8.  Charges
 9.  Loans and Dividends
10.  Surrenders and Withdrawals
11.  Basis of Computations
12.  Separate Account and Fixed Account
13.  Allocation To Subaccounts
14.  Investment Policy Change
15.  Annual Report To Certificateholder
16.  Reinstatement
17.  Certificateholder and Beneficiary
18.  Interest On Proceeds
19.  Transfer of Assets to Fixed Account
20.  Deferral Of Determinations And Payments
21.  Claims Of Creditors
22.  Assignment
23.  Incontestability
24.  Misstatement Of Age Or Sex
25.  Suicide
26.  The Contract
27.  Settlement Provisions

--------------------------------------------------------------------------------
1. CERTIFICATE SPECIFICATIONS
--------------------------------------------------------------------------------
 Name of Participant        JOHN DOE
        Age at Issue           35
                 Sex           M
       Premium Class        STANDARD
                           NONSMOKER

  Certificateholder,  As designated in the application subject to Section 17
         Beneficiary  of the certificate.

  Certificate Number  50-000-000           Plan  Variable Master Plan Plus -
                                                 Group COLI Flexible Premium
                                                 Variable Life

       Date of Issue  September 1, 2000    Sum Insured at Issue   $100,000


    Maturity Date/1/  September 1, 2006

 Death Benefit Option Option A (See Section 4)     State of Issue  NY

Other Benefits and Services
         Definition of Life    Guideline Premium Test
          Insurance Test
   Subaccount Allocation:      until changed in accordance with Section 13,
                               Net Premiums and all other credits will be allocated among the Subaccounts as shown in the application for this certificate

                                   PREMIUMS
                                   --------

    Planned Premium/1/         $750.60 per year
        Target Premium         $750.60 per year

 Minimum Initial Premium       $375.30
        Billing Interval       Annual

THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4.0%./2/

For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20.

Loaned Certificate Value is credited interest at an effective rate of 4.0% in accordance with Section 9. Unloaned Certificate Value is credited with the investment experience of the Separate Account in accordance with Section 7 and is not guaranteed as to fixed dollar amount.

/1/ There is no correlation between Planned Premium and the Maturity Date, due to changes in such factors as investment experience, cost of insurance charges, changes in expense factors, reallocations among subaccounts, partial withdrawals, and changes in death benefit options.

/2/ We reserve the right to change the credited interest rate, but the credited rate will never be less than the Guaranteed Minimum Interest Rate shown above.

--------------------------------------------------------------------------------
1. CERTIFICATE SPECIFICATIONS, continued
--------------------------------------------------------------------------------

A. Current Certificate Charges/1/

                   Current Deductions from Premium Payments
                   ----------------------------------------

                Sales Charge
        Certificate Years 1-10 9.00% of Target Premium, 0.00% of Excess Premium Certificate Years 11-20 3.00% of Target Premium, 0.00% of Excess Premium
Certificate Years 21 and after  0.00% of Target Premium, 0.00% of Excess Premium
      State Premium Tax Charge  2.35% of Target and Excess Premium for all
                                Certificate Years
        Federal DAC Tax Charge  1.25% of Target and Excess Premium for all
                                Certificate Years
     Enhanced Cash Value Rider  The lesser of (a) or (b), where (a) is equal to
                                0.50% of Premium Paid and (b) is equal to 0.50% of five times the Target Premium at Issue. The charge is deducted for Certificate Years 1 - 7.


                     Current Deductions from Account Value
                     -------------------------------------

         Administrative Charge  $2.50 per month plus $.004 per $1,000 per month of Sum Insured at Issue for all Certificate
                                Years.

                  Issue Charge  $12.50 per month for first 3 Certificate Years plus $.022 per $1,000 of Sum Insured at Issue deducted for first 10 Certificate Years.

             Cost of Insurance  Determined in accordance with Section 8, and deducted each month for all Certificate Years.



                   Current Deductions from Separate Account
                   ----------------------------------------

    Mortality and Expense Risk  Deducted daily for all Certificate Years, at
                        Charge  an effective annual rate of .05%








/1/ We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Certificate Charges shown on page 3B.


       3A

--------------------------------------------------------------------------------
1. CERTIFICATE SPECIFICATIONS, continued
--------------------------------------------------------------------------------

B. Maximum Certificate Charges

                   Maximum Deductions from Premium Payments
                   ----------------------------------------

                  Sales Charge
        Certificate Years 1-10 9.00% of Target Premium, 3.00% of Excess Premium Certificate Years 11-20 5.00% of Target Premium, 3.00% of Excess Premium
Certificate Years 21 and after  3.00% of Target Premium, 3.00% of Excess Premium
      State Premium Tax Charge  2.35% of Target and Excess Premium for all
                                Certificate Years
        Federal DAC Tax Charge  1.25% of Target and Excess Premium for all
                                Certificate Years
     Enhanced Cash Value Rider  The lesser of (a) or (b), where (a) is equal to
                                0.50% of Premium Paid and (b) is equal to 0.50% of five times the Target Premium at Issue. The charge is deducted for Certificate Years 1 - 7.


                     Maximum Deductions from Account Value
                     -------------------------------------

         Administrative Charge  $4.00 per month plus $.012 per $1,000 per month of Sum Insured at Issue for all Certificate
                                Years.

                  Issue Charge  $12.50 per month for first 3 Certificate Years plus $.022 per $1,000 of Sum Insured at Issue deducted for first 10 Certificate Years.

             Cost of Insurance  Determined in accordance with Section 8, and deducted each month for all Certificate Years; see Table of Rates, Section 2, for Maximum Monthly Rates used to determine Cost of Insurance.

                                Maximum Deductions from Separate Account
                                ----------------------------------------

    Mortality and Expense Risk  Deducted daily for all Certificate Years, at an
                        Charge  effective annual rate of .40%


     3B

--------------------------------------------------------------------------------
1. CERTIFICATE SPECIFICATIONS, continued
--------------------------------------------------------------------------------





    Participant           John Doe






                               Rider Information


--------------------------------------------------------------------------------
               Type                                  Description
--------------------------------------------------------------------------------
    Enhanced Cash Value Rider          Additional cash value available upon
                                    surrender during the first 7 Certificate
                                    Years, equal to the following percentages of the premium paid in the first Certificate Year, up to five times the Target Premium at
                                    Issue:

                                    Certificate Year           ECV Percentage

                                       1                        8%

                                       2                        14%

                                       3                        12%

                                       4                        8%

                                       5                        6%

                                       6                        4%

                                       7                        2%

--------------------------------------------------------------------------------

  3C

--------------------------------------------------------------------------------
1. CERTIFICATE SPECIFICATIONS, continued
--------------------------------------------------------------------------------

     TABLE OF VALUES                     Plan    Variable MasterPlan Plus- Group
     (SEE SECTION 11)                            Flexible Premium Variable Life
                                                 Insurance

                         Sum Insured at Issue    $100,000


Certificate Number   50-000-000     Issue Age    35


    END OF                                         EXTENDED TERM INSURANCE
    ------                                         -----------------------
 CERTIFICATE      CERTIFICATE        PAID-UP
 -----------      -----------        -------
     YEAR         CASH VALUE        INSURANCE       Years           MONTHS
     ----         ----------        ---------

      1              391.00          1,621.00         0               7
      2              702.00          2,815.00         1               4
      3              953.00          3,695.00         2               9
      4            1,274.00          4,776.00         4               0
      5            1,681.00          6,095.00         5               1
      6            2,091.00          7,333.00         6               2
      7            2,501.00          8,485.00         7               0
      8            2,915.00          9,568.00         7               9
      9            3,342.00         10,615.00         8               4
      10           3,766.00         11,579.00         8               9
      11           4,258.00         12,674.00         9               1
      12           4,746.00         13,676.00         9               4
      13           5,226.00         14,585.00         9               6
      14           5,698.00         15,403.00         9               7
      15           6,158.00         16,126.00         9               6
      16           6,602.00         16,755.00         9               5
      17           7,025.00         17,280.00         9               2
      18           7,419.00         17,694.00         9               0
      19           7,777.00         17,990.00         8               8
      20           8,089.00         18,157.00         8               4
    AGE 60         8,784.00         17,068.00         6               0
    AGE 62         8,380.00         15,417.00         4               10
    AGE 65         6,520.00         11,097.00         2               11

THE VALUES ABOVE ASSUME:
------------------------
1. THE INVESTMENT ALLOCATION IS 100% INTO THE FIXED ACCOUNT;
2. PLANNED PREMIUMS BEING PAID AS SCHEDULED;
3. GUARANTEED INTEREST AND MAXIMUM CHARGES APPLY; AND
4. NO LOANS AND WITHDRAWALS HAVE BEEN TAKEN.
5. INSURED IS A 35 YEAR OLD MALE STANDARD NONSMOKER

VALUES FOR YEARS NOT SHOWN WILL BE FURNISHED UPON REQUEST.

     3D

--------------------------------------------------------------------------------
2.  TABLE OF RATES
--------------------------------------------------------------------------------

A. Rate Table

                                Maximum Monthly
                                Rates per $1000               Required Additional
         Age/1/             of Net Amount at Risk/2/          Death Benefit Factors
         ------             ------------------------         ---------------------
          35                        0.141                            2.50
          36                        0.148                            2.50
          37                        0.157                            2.50
          38                        0.167                            2.50
          39                        0.176                            2.50
          40                        0.191                            2.50
          41                        0.206                            2.43
          42                        0.221                            2.36
          43                        0.239                            2.29
          44                        0.256                            2.22
          45                        0.277                            2.15
          46                        0.300                            2.09
          47                        0.324                            2.03
          48                        0.350                            1.97
          49                        0.379                            1.91
          50                        0.410                            1.85
          51                        0.447                            1.78
          52                        0.490                            1.71
          53                        0.537                            1.64
          54                        0.593                            1.57
          55                        0.654                            1.50
          56                        0.722                            1.46
          57                        0.794                            1.42
          58                        0.873                            1.38
          59                        0.961                            1.34
          60                        0.059                            1.30
          61                        0.169                            1.28
          62                        0.294                            1.26
          63                        0.437                            1.24
          64                        0.599                            1.22
          65                        1.778                            1.20
          66                        1.971                            1.19
          67                        2.181                            1.18
          68                        2.407                            1.17
          69                        2.653                            1.16
          70                        2.933                            1.15
          71                        3.302                            1.13
          72                        3.618                            1.11
          73                        4.042                            1.09
          74                        4.521                            1.07
          75                        5.037                            1.05


/1/ On a Certificate anniversary, "age" means the age of the Participant at his or her birthday nearest that date. That "age" will apply until the next anniversary.

/2/ Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables, as the case may be. We have the right to change the Monthly Rates per $1,000 of Net Amount at Risk imposed, never to exceed the maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

--------------------------------------------------------------------------------
2. TABLE OF RATES, continued
--------------------------------------------------------------------------------

A. Rate Table (continued)

                                 Maximum Monthly
                                 Rates per $1000                Required Additional
         Age/1/             of Net Amount at Risk/2/            Death Benefit Factors
        -------             ------------------------            ---------------------
          76                        5.590                            1.05
          77                        6.175                            1.05
          78                        6.787                            1.05
          79                        7.440                            1.05
          80                        8.162                            1.05
          81                        8.973                            1.05
          82                        9.898                            1.05
          83                       10.952                            1.05
          84                       12.118                            1.05
          85                       13.375                            1.05
          86                       14.699                            1.05
          87                       16.081                            1.05
          88                       17.497                            1.05
          89                       18.966                            1.05
          90                       20.512                            1.05
          91                       22.165                            1.04
          92                       23.987                            1.03
          93                       26.066                            1.02
          94                       28.784                            1.01
          95                       32.818                            1.00
          96                       39.643                            1.00
          97                       53.066                            1.00
          98                       83.333                            1.00
          99                       83.333                            1.00

/1/ On a Certificate anniversary, "age" means the age of the Participant at his or her birthday nearest that date. That "age" will apply until the next anniversary.

/2/ Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables, as the case may be. We have the right to change the Monthly Rates per $1,000 of Net Amount at Risk imposed, never to exceed the maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.


     4A

--------------------------------------------------------------------------------
3.  DEFINITIONS
--------------------------------------------------------------------------------

The term "Account Value" is as defined in Section 7.

The term "Age" means on any given date, the age of the person in question at his or her birthday nearest that date.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Certificate Year" means (a) or (b) below whichever is applicable:

 (a) The first Certificate Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

 (b) Each subsequent Certificate Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "Excess Premium" means that portion of the total Premiums received during any Certificate Year that exceeds the Target Premium.

The term "Fixed Account" means an account established by us, which accumulates at rates that we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

The term "Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company. The term "in full force" means that the certificate has not lapsed in accordance with Section 6.

The term "indebtedness" means the unpaid balance of a certificate loan. As provided in Section 9, the certificate loan amount includes accrued interest.

The term "Maturity Date" refers to the certificate anniversary on or immediately following the date the Participant reaches age 100.

The term "Minimum Initial Premium" means the amount shown on page 3.

The term "Modal Processing Date" means the first Processing Date of each premium billing interval.

The term "Net Premium" is as defined in Section 5.

The term "Planned Premium" means the amount the Certificateholder intends to pay, as indicated on the application, and is shown on Page 3

The term "Payment" means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

The term "Portfolio" means each division of a Fund which has a specific investment objective.

The term Premium" is as defined in Section 5.

The term "Processing Date" means the first day of a certificate month. A certificate month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the certificate month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term "Separate Account", unmodified, means a separate investment account established by us pursuant to applicable law in which you are eligible to invest under this certificate.

The term "Subaccount" means a Variable Account or a Fixed Account.

The term "Target Premium" means the amount shown on Page 3.

The term "Valuation Date" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which the Fund values its shares.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division of a Separate Account.

The terms "we", "us", and "our" refer only to the John Hancock Life Insurance Company.

The term "written notice" means, unless otherwise stated, a written notice filed at our Home Office in Boston, Massachusetts.

The terms "you" and "your" refer only to the Certificateholder of this certificate.

--------------------------------------------------------------------------------
4.  DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable when the Participant dies while the certificate is in full force. The Death Benefit will equal the death benefit of the certificate minus any indebtedness on the date of death. We will also deduct any unpaid charges under Section 8. In addition, if the Participant dies during a grace period as described in Section 6, we will also deduct the amount of any unpaid shortfall described in that subsection.

The death benefit of the certificate depends on which of the following Options is selected at the time the certificate is issued.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 10.

  Option A: The death benefit is the Sum Insured, plus any Required Additional Death Benefit as described below.

  Option B: The death benefit is the Sum Insured plus the Account Value on the date of death of the Participant, plus any Required Additional Death Benefit as described below.

  Option M: The death benefit is the Sum Insured, plus any Optional Extra Death Benefit as described below.

The Sum Insured is subject to the provisions on withdrawals in Section 10.

Required Additional Death Benefit For Options A and B

Except as otherwise provided, if death benefit Option A or B has been selected, the death benefit of this certificate will be increased if necessary to ensure that this certificate will continue to qualify as life insurance under federal tax law. The amount of any such increase is the Required Additional Death Benefit.

With respect to Option A, the Required Additional Death Benefit on any given date will be equal to the Total Required Death Benefit as of such date, as defined below, minus the Sum Insured.

With respect to Option B, the Required Additional Death Benefit on any given date will be equal to the Total Required Death Benefit as of such date, as defined below, minus the sum of the Sum Insured and the Account Value.

The Total Required Death Benefit, if determined on a date during the first 3 Certificate Years, will be equal to (i) the sum of the Account Value on such date plus the amount of any Sales Charges which have been deducted from any Premium payments received during the 365 days immediately preceding such date multiplied by (ii) the applicable Required Additional Death Benefit factor shown in Section 2.

The Total Required Death Benefit, if being determined on a date after the first 3 Certificate Years, will equal (i) the Account Value multiplied by (ii) the applicable Required Additional Death Benefit factor shown in Section 2.

A charge for any Required Additional Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined by applying the Cost of Insurance formulation described in Section 8 at the time the deduction is made.

Optional Extra Death Benefit for Option M

If death benefit Option M has been selected, the death benefit of this certificate will be increased if necessary to ensure that the death benefit of this certificate is not less than the Option M Target Death Benefit. The amount of any increase is the Optional Extra Death Benefit. Maintaining the death benefit of this certificate at an amount equal to or greater than the Option M Target Death Benefit will ensure that this certificate will continue to qualify as life insurance under federal tax law.

The Optional Extra Death Benefit on any given date will be equal to the Option M Target Death Benefit as of such date, as defined below, minus the Sum Insured.

The Option M Target Death Benefit, if determined on a date during the first 3 Certificate Years, will be equal to (i) the sum of the Account Value on such date plus the amount of any Sales Charges which have been deducted from any Premium payments received during the 365 days immediately preceding such date multiplied by (ii) the applicable Optional Extra Death Benefit factor shown in
Section 2.

The Option M Target Death Benefit, if determined on a date after the first 3 Certificate Years, will be equal to (i) the Account Value on such date multiplied by (ii) the applicable Optional Extra Death Benefit factor shown in
Section 2.

A charge for any Optional Extra Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined by applying the Cost of Insurance formulation described in Section 8 at the time the deduction is made.

--------------------------------------------------------------------------------
5.  PAYMENTS
--------------------------------------------------------------------------------

Payments under this certificate shall be made only to us at our Home Office. A premium reminder notice for Planned Premiums, as shown in the application for this certificate, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 9 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the State Premium Tax Charge, the Federal DAC Tax Charge, and the Sales Charge. The remainder will constitute Net Premium.

If coverage under this certificate takes effect in accordance with the provisions of the application, the following will apply:

   (a) All amounts received prior to the Date of Issue will be processed as if received on the Date of Issue.

   (b) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt.

Except as provided above, all payments will be processed as of the date of receipt.

Subject to our maximum limits, you may pay Premiums in excess of the Target Premium or the Planned Premium while this certificate is in full force. At our option, we may either (i) refuse any premium that causes this certificate to be in violation of section 7702 of the IRS Code or any successor provision, or (ii) require evidence of insurability for such premium.

--------------------------------------------------------------------------------
6.  GRACE PERIOD
--------------------------------------------------------------------------------

On each Processing Date, we will determine whether the total of all unpaid
Section 8 charges as of such date are greater than the Account Value minus indebtedness as of such date. If, on any such Processing Date, the Account Value minus indebtedness is less than the total of all Section 8 charges for that Processing Date, there will be a default as of the Processing Date on which such determination is made.

If on such date of default, the entire certificate will be in danger of lapsing and the default will be a "Certificate Default".

The minimum amount you must pay to cure either type of default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all Section 5 charges (i.e., State Premium Tax Charge, Federal DAC Tax Charge, and Sales Charge) equals: (i) any and all Section 8 charges unpaid prior to the date of default plus (ii) the total of all Section 8 charges for the date of default and the next two Processing Dates, where the charges for each of the next two Processing Dates are assumed to be equal to such charges on the date of default.

An amount equal at least to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address at least 31 days before the end of this grace period specifying that there is a Certificate Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Home Office. When payment is received, any Section 8 charges which are past due and unpaid will be deducted from the Account Value.

If there is a Certificate Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then this certificate will lapse and will no longer be in full force. Upon a lapse of this certificate the remaining Surrender Value, if any, will be paid to the Certificateholder.

No Rider provisions will be in effect after this certificate ceases to be in full force.

--------------------------------------------------------------------------------
7.  ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value as of the end of any day is derived as follows:

   (a) We will determine the value of each Subaccount as of the end of such day in accordance with Section 12.

   (b) We will then determine the share of this certificate in each Subaccount and the total value of such shares.

   (c) We will then add any amount of Loan Assets.

   (d) We will then add any Net Premium received during the day to the value derived in (c) above.

Loan Assets are the total of all loans advanced plus interest on each loan credited from the date of the loan at an effective annual rate of 4%.

--------------------------------------------------------------------------------
8. CHARGES
--------------------------------------------------------------------------------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (e) from the Account Value at the end of the immediately preceding day, where:

   (a) is the Administrative Charge;

   (b) is the sum of the charges for Riders which are part of this certificate, if applicable;

   (c) is the sum of all charges for ratings, if applicable;

   (d) is the Issue Charge, if any; and

   (e) is the Cost of Insurance.

The Cost of Insurance on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate multiplied by the Net Amount
at Risk on the Date of Issue or such Processing Date as the case may be.   Each
Cost of Insurance charge is deducted in advance of the insurance coverage to which it applies. Part of the Cost of Insurance Charge is used to recover acquisition expenses arising from the issuance of this certificate. The expense recovery component is higher in early years.

Net Amount at Risk
------------------

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

   (a) is the Account Value at the end of the immediately preceding day less any indebtedness and less all charges due on such Date of Issue or Processing Date;

   (b) (i) is the Sum Insured divided by 1.0032737 for death benefit option A or death benefit option M; or
       (ii) is the Sum Insured divided by 1.0032737, plus the Account Value for death benefit option B; and

   (c) is the Death Benefit payable in connection with the appropriate option, subject to the provisions in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance. We will determine the Applied Monthly Rates to be used for this certificate. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. They will be determined in accordance with procedures and standards on file with the New York Superintendent of Insurance. The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings, and expenses. They will be reviewed at least once every 5 Certificate Years, but not more often than once each Certificate Year. Any change in Applied Monthly Rates will be made on a uniform basis for Participants of the same sex, Issue Age, and premium class, including smoker status, and whose certificates have been in force for the same length of time.

--------------------------------------------------------------------------------
9.  LOANS AND DIVIDENDS
--------------------------------------------------------------------------------

Loans

You may borrow money from us on receipt at our Home Office of a completed form satisfactory to us assigning this certificate as the only security for the loan. A loan is made at the certificate level and not the group level. We recommend you consult with a tax advisor before taking a loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $500. We may defer loans as provided by law or as provided in Section 20. Loans may not be made if this certificate is in a grace period.

The Loan Value while this certificate is in full force will be 90% of the Account Value. The amount of loan available will be the Loan Value less any existing indebtedness.

Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the day of receipt of the loan application at our Home Office occurs.

The effective annual rate of Loan Interest for Certificate Years 1-20 is 4.50%. The effective annual rate of Loan Interest for Certificate Years 21 and thereafter is 4.25%. The Loan Interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate. Loan Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Participant's death, and while this certificate is in full force.

When excess indebtedness occurs, this certificate will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Loan Value. "Notice Date" is the date on which notice of Excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount of the loan transferred will be removed from the Subaccounts in proportion to your certificate investment in each Subaccount on the date such loan is made. Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

Dividends

This certificate will be entitled to the share, if any, of the divisible surplus which we shall annually determine and apportion to it. We shall distribute any share as a dividend. Any resulting dividend amount will be credited to this certificate. However, we do not expect dividends to arise under this certificate.

--------------------------------------------------------------------------------
10.  SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of this certificate if the Participant is then alive, subject to Section 20, and if this certificate is in full force. This certificate will terminate as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Home Office (i) written notice requesting full surrender of this certificate and (ii) the surrendered certificate. We may defer payment of the Surrender Value as provided by law or as provided in Section 20.

During the first 3 Certificate Years, the Surrender Value will be an amount equal to the Account Value less any indebtedness as of the Surrender Date, plus any Sales Charges deducted from any Premium payments received during the 365 days immediately preceding the Surrender Date. After the first 3 Certificate Years, the Surrender Value will be an amount equal to the Account Value less any indebtedness as of the Surrender Date.

When this certificate ceases to be in full force under Section 6, we will pay the Surrender Value, if any, to you.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. Withdrawals are made at the certificate level and not the group level. The amount of the withdrawal will be removed from the Subaccounts in proportion to your certificate investment in each Subaccount on the date such withdrawal is made. For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Each withdrawal must be at least $1,000 but cannot exceed an amount equal to the Surrender Value less Section 8 charges for the next 3 Processing Dates. Withdrawals may be deferred as provided by law or as provided in Section 20.

All amounts withdrawn will be subtracted from your Account Value. Further, your death benefit will be affected as provided below.

With respect to determining the death benefit under Option A, the Sum Insured will be reduced by the total of all withdrawals. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

With respect to determining the death benefit under Option B, the death benefit will only be affected to the extent that the Account Value will be reduced by all amounts withdrawn. However, withdrawals will not affect the Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

With respect to determining the death benefit under Option M, the Sum Insured will be reduced by the total of all withdrawals. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

--------------------------------------------------------------------------------
11.  BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in this certificate, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables with percentage ratings, if applicable, and based on the underwriting class and smoking status of the Participant on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while this certificate is in full force is computed as described in Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this certificate has been delivered or issued for delivery. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 11.

--------------------------------------------------------------------------------
12.  SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Subaccounts in accordance with Section 13. We will allocate a proportional share of the investment results of the Variable Accounts to your certificate. A Valuation Period Mortality and Expense Risk Charge equal to a percentage of the Variable Account assets will be deducted from those assets each Valuation Period. The amount of the charge to be deducted will be determined by applying an annual effective rate as shown on page 3A. We reserve the right to increase this rate any time up to a maximum rate as shown on page 3B. We also reserve the right to make a charge for any applicable income taxes.

The assets of the divisions of a Separate Account will be invested in shares of corresponding Portfolios of a Fund. All Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account (including investment advisory fees and other operating expenses attributable to a Separate Account) when determining the value of a Variable Account. Each Separate Account and the divisions thereof available on the Date of Issue of this certificate are shown in the prospectus for this certificate, along with any investment management fees associated with the corresponding Portfolios. Actual expenses and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance certificates supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the certificateholders of certificates such as this or would be appropriate in carrying out the purposes of such certificates. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:
   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.
   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.
   (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.
   (d) To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this certificate in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this certificate are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer Provision.

--------------------------------------------------------------------------------
13.  ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

On the Date of Issue and during the first 19 days after the Date of Issue, Net Premiums will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue, we will reallocate the amount in the Money Market Subaccount in accordance with the Subaccount Investment Option, as chosen by you and shown in the application for this certificate. We will then allocate future Net Premiums and other credits among the Subaccounts in accordance with this Subaccount Investment Option. You may elect to change the Subaccount Investment Option at any time. A change will be effective on the day in which we receive notice satisfactory to us; however, fund transfers will not be made if this certificate is in a grace period. We reserve the right to impose a limit on the number of such changes to 12 per year. The maximum number of Subaccounts in which assets may be held will be no less than 10. We will allocate any charges under Section 8 among the applicable Subaccounts in proportion to the value of your certificate investment in each Subaccount on the date of the charge.

Variable Account Transfer Provision

You may elect to transfer assets held in the Variable Accounts without charge. We reserve the right to impose a limit on the number of such transfers to 12 per year. A transfer will be effective on the day on which we receive notice satisfactory to us.

Fixed Account Transfer Provision

Subject to the limitations below, you may elect by notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account, in the manner described below. Except as provided in Section 14, such a transfer will be permitted only once during the period beginning 60 days before each certificate anniversary and ending 30 days after such anniversary. If notice is served on or before the anniversary, the transfer will be effective on the anniversary date. If notice is received after the anniversary, the transfer will be effective on the day we receive the notice. The maximum transfer amount is 25% of the Fixed Account Assets, or $500, if greater. We may defer the transfer for up to 6 months after your election would be effective.

--------------------------------------------------------------------------------
14.  INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Portfolios shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such filing and the New York Superintendent of Insurance. In the event of such a change in investment policy, and while this certificate is in full force you may elect a transfer in accordance with Section 13 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the day we receive the notice.

--------------------------------------------------------------------------------
15.  ANNUAL REPORT TO CERTIFICATEHOLDER
--------------------------------------------------------------------------------

While this certificate is in full force, we will furnish within 60 days of each certificate anniversary (and within 30 days of a certificate lapse) to the Certificateholder a statement which shows:

(a) The Death Benefit, in connection with the Death Benefit Option elected, and Account Value as of the date of the report;
(b) Payments received and charges made since the last report;
(c) Withdrawals since the last report; and
(d) Loan information; and
(e) Any other information required by the New York Insurance Superintendent.

An illustration of future values will be provided upon request. A statement of cash surrender values will be furnished within 20 business days from the date of request.

--------------------------------------------------------------------------------
16.  REINSTATEMENT
--------------------------------------------------------------------------------

If this certificate lapses under Section 6, it may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement is the date as of which all 4 requirements below have been satisfied:

   (l) Written application for reinstatement.
   (2) Production of evidence of insurability satisfactory to us.
   (3) We have received a payment which, after deduction of all Section 5 charges (i.e., State Premium Tax Charge, Federal DAC Tax Charge, and Sales Charges) is at least equal to the sum of (i) all unpaid charges described in Section 8, plus interest on each such charge from the date due to and including the date of reinstatement at an annual effective rate of 6%, plus (ii) the total of all Section 8 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default.
   (4) Our approval of items (1) through (3).

On the date of reinstatement (i) a death benefit of this certificate will be the same as if no lapse had occurred and (ii) this certificate will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the amount specified in the first sentence in (3) above, (i) less the sum of all Section 8 charges that would have been made from the date of lapse to the date of reinstatement if this certificate had not lapsed, (ii) less interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

--------------------------------------------------------------------------------
17. CERTIFICATEHOLDER AND BENEFICIARY
--------------------------------------------------------------------------------

The Certificateholder and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Participant, you will be the Beneficiary, but if you were the Participant, your estate will be Beneficiary.

While the Participant is alive, you may change the Certificateholder and Beneficiary by written notice.

You may also revoke any change of Certificateholder prior to its effective date by written notice. Change or revocation will take effect on the date the notice is signed, subject to our receipt of the notice. A change or revocation will take effect whether or not you or the Participant is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

--------------------------------------------------------------------------------
18.  INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Participant's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions.

--------------------------------------------------------------------------------
19.  TRANSFER OF ASSETS TO FIXED ACCOUNT
--------------------------------------------------------------------------------

At any time you may elect to transfer all assets held in the Variable Account to the Fixed Account. No charge will be made for such transfer, regardless of the number of transfers previously made.

--------------------------------------------------------------------------------
20.  DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

Payment of variable death benefits, cash values, loans, withdrawal value (except when used to pay premium) or Surrender Value may be deferred:

(i) for up to six months from the date of request, (except to pay premiums), if such payments are based on certificate values which do not depend on the investment performance of the Separate Account; or

(ii) for any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical.

If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The interest rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, for the period that the payment is deferred.

--------------------------------------------------------------------------------
21.  CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under this certificate will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
22.  ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this certificate may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Participant and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23.  INCONTESTABILITY
--------------------------------------------------------------------------------

This certificate, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Participant for 2 years from its Date of Issue, except for nonpayment of premium.

However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Participant for 2 years from the effective date of such increase.

Also, an application for reinstatement and any certificate change applied for that requires evidence of insurability shall be incontestable after it has been in force during the lifetime of the Participant for two years from the effective date of such reinstatement or certificate change, except for certificate lapse under Section 9 or under Section 6.

--------------------------------------------------------------------------------
24.  MISSTATEMENT OF AGE OR SEX
--------------------------------------------------------------------------------

If the age or sex of the Participant has been misstated, we will adjust the Sum Insured, and every other benefit to that which the premium paid would have purchased at the correct age or sex.

--------------------------------------------------------------------------------
25.  SUICIDE
--------------------------------------------------------------------------------

If the Participant commits suicide within 2 years from the Date of Issue, this certificate will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under
Section 10. If the Participant commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under
Section 5 or from any applied for certificate changes, the benefits payable under this certificate will not include the amount of such Death Benefit increase but will include the amount of the Premium we are authorized to refuse and/or the additional Premium paid for the certificate changes applied for, if any.

--------------------------------------------------------------------------------
26. THE CONTRACT
--------------------------------------------------------------------------------

The contract is an agreement between the contract owner and the Company. This certificate is a summary of the group contract. The entire contract consists of the group contract, this certificate, the application for this certificate, any riders, and any attachments.

The written application for this certificate is attached at issue. However, additional written applications for certificate changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional applications may be attached to and made part of this certificate. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Participant to defend a claim under this certificate unless it is in a written application attached to the certificate.

Certificate years, certificate months, and certificate anniversaries are measured from the Date of Issue.

Any reference in this certificate to a date means a calendar day ending at midnight local time at our Home Office.

No part of the group contract will invalidate or impair any right granted to the Certificateholder by this certificate.

An exchange of this certificate for a new certificate on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

We reserve the right to make any changes necessary in order to keep this certificate in compliance with any changes in federal or state tax laws. Other changes in this certificate may be made by written agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree, in writing, to change in any respect any of the conditions or provisions of this certificate, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
27.  SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under this certificate as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1--Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Participant is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within (a) 6 months after the death of the Participant; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval. If a period certain option is elected which provides installment payments of the same amount at some ages for different periods certain, we will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

The Payee under an option shall be the Participant, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before this certificate has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

Table for Settlement Options 2B, 3, 4, and 5 - Male/1/
(Monthly payments for each $1,000 of proceeds applied)

-------------------------------------------------------------------------------------------------------------------

     Option 2B                   Age of Payee at                Option 3                  Option 4      Option 5
Income for a Fixed              Birthday Nearest            Life Income with                Life           Life
      Period                      Date of First            Guaranteed Period               Income         Income
                                     Payment                                               without      with Cash
--------------------------                         ------------------------------------    Refund         Refund
Period of        Payment                                 10 Years          20 Years
 Years
--------------------------   --------------------------------------------------------------------------------------
      1              84.46                 40              3.64              3.60            3.66          3.56
      2              42.86                 41              3.69              3.64            3.71          3.60
      3              28.99                 42              3.74              3.68            3.76          3.64
      4              22.06                 43              3.79              3.73            3.81          3.68
      5              17.91                 44              3.85              3.77            3.87          3.73
--------------------------   --------------------------------------------------------------------------------------
      6              15.14                 45              3.90              3.82            3.93          3.77
      7              13.16                 46              3.96              3.87            3.99          3.82
      8              11.68                 47              4.02              3.92            4.05          3.87
      9              10.53                 48              4.09              3.97            4.12          3.92
      10              9.61                 49              4.15              4.03            4.19          3.98
--------------------------   --------------------------------------------------------------------------------------
      11              8.86                 50              4.22              4.08            4.27          4.04
      12              8.24                 51              4.29              4.14            4.34          4.10
      13              7.71                 52              4.37              4.20            4.43          4.16
      14              7.26                 53              4.45              4.26            4.51          4.23
      15              6.87                 54              4.54              4.32            4.60          4.30
--------------------------   --------------------------------------------------------------------------------------
      16              6.53                 55              4.62              4.39            4.70          4.37
      17              6.23                 56              4.72              4.45            4.80          4.45
      18              5.96                 57              4.82              4.51            4.91          4.53
      19              5.73                 58              4.92              4.58            5.03          4.61
      20              5.51                 59              5.03              4.64            5.15          4.70
--------------------------   --------------------------------------------------------------------------------------
      21              5.32                 60              5.14              4.71            5.28          4.79
      22              5.15                 61              5.26              4.78            5.42          4.89
      23              4.99                 62              5.39              4.84            5.57          4.99
      24              4.84                 63              5.52              4.90            5.74          5.10
      25              4.71                 64              5.66              4.96            5.91          5.21
--------------------------   --------------------------------------------------------------------------------------
      26              4.59                 65              5.81              5.02            6.10          5.33
      27              4.47                 66              5.96              5.08            6.29          5.45
      28              4.37                 67              6.11              5.13            6.50          5.58
      29              4.27                 68              6.28              5.18            6.73          5.72
      30              4.18                 69              6.44              5.23            6.97          5.86
--------------------------   --------------------------------------------------------------------------------------
 Annual, Semi-annual, or                   70              6.61              5.27            7.23          6.01
 quarterly payments under                  71              6.78              5.31            7.51          6.16
 Option 2B are 11.839,                     72              6.96              5.34            7.80          6.33
 5.963, and 2.993                          73              7.14              5.37            8.12          6.51
 respectively times the                    74              7.32              5.40            8.45          6.68
 monthly payments.
--------------------------   --------------------------------------------------------------------------------------
                                           75              7.49              5.42            8.82          6.87
                                           76              7.67              5.44            9.21          7.08
                                           77              7.84              5.45            9.62          7.28
                                           78              8.01              5.47           10.07          7.52
                                           79              8.17              5.48           10.55          7.74
                             --------------------------------------------------------------------------------------
                                           80              8.33              5.49           11.06          7.97
                                           81              8.48              5.49           11.61          8.26
                                           82              8.61              5.50           12.19          8.50
                                           83              8.74              5.50           12.81          8.76
                                           84              8.86              5.51           13.46          9.11
                                        85 & over          8.97              5.51           14.16          9.39
                             --------------------------------------------------------------------------------------

/1/ Blended 1983 Individual Annuity Mortality Table D, 3% interest, no loading.

Table for Settlement Options 2B, 3, 4, and 5 - Female/1/
(Monthly payments for each $1,000 of proceeds applied)

-------------------------------------------------------------------------------------------------------------------

     Option 2B                  Age of Payee at                 Option 3                  Option 4       Option 5
Income for a Fixed             Birthday Nearest             Life Income with                Life           Life
      Period                     Date of First             Guaranteed Period               Income         Income
                                    Payment                                                without      with Cash
--------------------------                         ------------------------------------    Refund         Refund
Period of        Payment                                 10 Years          20 Years
 Years
--------------------------   --------------------------------------------------------------------------------------
      1              84.46            40                   3.42              3.40           3.42          3.37
      2              42.86            41                   3.46              3.43           3.46          3.41
      3              28.99            42                   3.50              3.47           3.50          3.44
      4              22.06            43                   3.54              3.51           3.54          3.48
      5              17.91            44                   3.58              3.55           3.59          3.52
--------------------------   --------------------------------------------------------------------------------------
      6              15.14            45                   3.63              3.59           3.63          3.56
      7              13.16            46                   3.67              3.63           3.68          3.60
      8              11.68            47                   3.72              3.68           3.73          3.64
      9              10.53            48                   3.77              3.72           3.79          3.69
      10              9.61            49                   3.83              3.77           3.84          3.74
--------------------------   --------------------------------------------------------------------------------------
      11              8.86            50                   3.89              3.82           3.90          3.79
      12              8.24            51                   3.95              3.88           3.97          3.84
      13              7.71            52                   4.01              3.93           4.03          3.89
      14              7.26            53                   4.08              3.99           4.10          3.95
      15              6.87            54                   4.15              4.04           4.18          4.01
--------------------------   --------------------------------------------------------------------------------------
      16              6.53            55                   4.22              4.11           4.25          4.07
      17              6.23            56                   4.30              4.17           4.34          4.14
      18              5.96            57                   4.38              4.23           4.42          4.21
      19              5.73            58                   4.47              4.30           4.52          4.28
      20              5.51            59                   4.56              4.37           4.61          4.36
--------------------------   --------------------------------------------------------------------------------------
      21              5.32            60                   4.65              4.44           4.72          4.44
      22              5.15            61                   4.76              4.51           4.83          4.52
      23              4.99            62                   4.86              4.58           4.95          4.61
      24              4.84            63                   4.98              4.65           5.07          4.70
      25              4.71            64                   5.10              4.72           5.21          4.80
--------------------------   --------------------------------------------------------------------------------------
      26              4.59            65                   5.22              4.79           5.35          4.91
      27              4.47            66                   5.36              4.86           5.51          5.02
      28              4.37            67                   5.50              4.93           5.67          5.13
      29              4.27            68                   5.65              5.00           5.85          5.26
      30              4.18            69                   5.80              5.06           6.04          5.38
--------------------------   --------------------------------------------------------------------------------------
 Annual, Semi-annual, or              70                   5.96              5.12           6.25          5.52
 quarterly payments under             71                   6.14              5.18           6.47          5.67
 Option 2B are 11.839,                72                   6.31              5.23           6.71          5.82
 5.963, and 2.993                     73                   6.50              5.28           6.97          5.99
 respectively times the               74                   6.69              5.32           7.26          6.15
 monthly payments.
--------------------------   --------------------------------------------------------------------------------------
                                      75                   6.89              5.35           7.56          6.33
                                      76                   7.09              5.39           7.90          6.53
                                      77                   7.29              5.41           8.26          6.72
                                      78                   7.49              5.43           8.65          6.95
                                      79                   7.69              5.45           9.07          7.17
                             --------------------------------------------------------------------------------------
                                      80                   7.89              5.47           9.53          7.40
                                      81                   8.08              5.48          10.03          7.67
                                      82                   8.26              5.49          10.57          7.92
                                      83                   8.43              5.50          11.16          8.23
                                      84                   8.59              5.50          11.79          8.50
                                   85 & over               8.74              5.50          12.48          8.79
                             --------------------------------------------------------------------------------------

/1/ Blended 1983 Individual Annuity Mortality Table D, 3% interest, no loading.

Communications about this certificate may be sent to the Company at 200 Clarendon Street, John Hancock Place, Boston, Massachusetts 02117.

Variable Life Insurance certificate
Flexible Premiums
Death Benefit payable at death of Participant prior to the Maturity Date Eligible for dividends
Benefits and premiums and the premium class are shown in the Certificate Specifications Section.